Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Fourth Quarter Dividend of $0.43 per Share,
Announces September 30, 2008 Quarterly Financial Results
and Adopts New Dividend Reinvestment Plan

New York, New York, November 6, 2008 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a fourth quarter dividend of $0.43 per share payable on December 31, 2008 to stockholders of record as of December 15, 2008.

BlackRock Kelso Capital also announced financial results for the quarter ended September 30, 2008.

HIGHLIGHTS:

Investment Portfolio:  $1.05 billion
Net Assets:  $641 million
Net Asset Value per share:  $11.52

Portfolio Activity for the Quarter Ended September 30, 2008:
Cost of investments during period:  $8.7 million
Sales, repayments and other exits during period:  $60.6 million
Number of portfolio companies at end of period:  62

Operating Results for the Quarter Ended September 30, 2008 (in thousands, except per share amounts):
Net investment income:  $25,582
Net investment income per share:  $0.47
Net realized and unrealized losses:  ($44,375)
Net realized and unrealized losses per share:  ($0.81)
Net decrease in net assets from operations:  ($18,794)
Net decrease in net assets from operations per share:  ($0.34)

Portfolio and Investment Activity

During the three months ended September 30, 2008, we invested $8.7 million in our existing portfolio companies.  This compares to investing $124.0 million across new and existing portfolio companies for the three months ended September 30, 2007.  Additionally, we received proceeds from sales/repayments of principal of approximately $60.6 million during the three months ended September 30, 2008, versus $90.8 million for the three months ended September 30, 2007.

At September 30, 2008, our portfolio consisted of 62 portfolio companies and was invested 57% in senior secured loans, 29% in unsecured or subordinated debt securities, 5% in senior secured notes, 3% in equity investments and 6% in cash, cash equivalents and foreign currency.  This compares to 67% in senior secured loans, 23% in unsecured or subordinated debt securities, 4% in senior secured notes, 6% in equity investments and less than 1% in cash, cash equivalents and foreign currency at September 30, 2007.  Our average portfolio company investment by value was approximately $17.0 million at September 30, 2008, versus $18.6 million at September 30, 2007.  At September 30, 2008, 3.6% of our total debt investments at amortized cost (or 1.6% at fair value) were on non-accrual status.

The weighted average yield of the debt and income-producing equity securities in our portfolio was 11.9% at September 30, 2008 and 12.5% at September 30, 2007, respectively.  The weighted average yields on our senior secured loans and other debt securities were 11.6% and 12.2%, respectively, at September 30, 2008, versus 12.3% and 13.0% at September 30, 2007.  Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash, cash equivalents and foreign currency.

We continue to have substantial capital resources available to fund additional investments.  At September 30, 2008, we had $61.3 million in cash and cash equivalents and $54.0 million available under our amended and restated senior secured, multi-currency credit facility.

Since our inception of operations in July 2005, we have invested in excess of $1.7 billion across more than 105 portfolio companies in transactions involving more than 65 financial sponsors.

Results of Operations

Results comparisons are for the three and nine months ended September 30, 2008 and 2007.

Investment Income

Investment income totaled $37.4 million and $108.0 million, respectively, for the three and nine months ended September 30, 2008, compared to $34.2 million and $92.4 million for the three and nine months ended September 30, 2007.  The increase in investment income for the three and nine months ended September 30, 2008 reflects the growth of our portfolio as a result of the deployment of debt capital under our credit facility and equity capital from our initial public offering in July 2007.  Many of our floating rate debt investments bear interest based on the London Interbank Offered Rate (LIBOR).  For the 2008 periods, investment income increased despite lower prevailing levels of LIBOR compared to the prior periods, as fixed rate instruments as a percentage of our debt investments increased to 53% at September 30, 2008 from 37% at September 30, 2007.  Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses for the three and nine months ended September 30, 2008 were $11.9 million and $36.0 million, respectively, versus $11.8 million and $38.7 million for the three and nine months ended September 30, 2007.  Of these totals, for the three and nine months ended September 30, 2008, $4.3 million and $13.8 million, respectively, were interest and other credit facility expenses, versus $5.3 million and $14.5 million for the three and nine months ended September 30, 2007.   In addition, ($0.1) million and $9.4 million of performance-based incentive fees were included in these totals for the three and nine months ended September 30, 2007, respectively.  There were no incentive fees for the three and nine months ended September 30, 2008 as the performance hurdle rate was not achieved.  Expenses net of performance-based incentive fees and interest and other credit facility expenses for the three and nine months ended September 30, 2008 were $7.6 million and $22.1 million, respectively, versus $6.6 million and $16.9 million for the three and nine months ended September 30, 2007.  Net expenses for the three and nine months ended September 30, 2007 were net of base management fee waivers of zero and $2.1 million, respectively, which terminated upon the completion of our IPO in 2007.  These net expenses consist of base management fees (net of waivers), administrative services expenses, professional fees, director fees, investment advisor expenses, insurance expenses, amortization of debt issuance costs and miscellaneous other expenses.  In comparison to the prior periods, interest and other credit facility expenses declined due to lower prevailing levels of LIBOR.  The increase in base management fees and general and administrative expenses was driven primarily by the growth of our portfolio and higher costs associated with being a publicly-traded company following our IPO.  Although we did not incur any performance-based incentive fees during the nine months ended September 30, 2008, we may incur such fees in the future relating to investment performance since December 31, 2007 measured on a trailing four quarters’ basis.

Net Investment Income

Net investment income totaled $25.6 million and $72.1 million, or $0.47 per share and $1.34 per share, respectively, for the three and nine months ended September 30, 2008.  For the three and nine months ended September 30, 2007, net investment income totaled $22.4 million and $53.7 million, or $0.44 per share and $1.23 per share, respectively.

Net Realized Gain or Loss

Total net realized gain or loss for the three and nine months ended September 30, 2008 was a gain of $29.2 thousand and a loss of ($1.3) million, respectively, compared to gains of $0.3 million and $0.6 million for the three and nine months ended September 30, 2007.  Net realized gain or loss derives from dispositions of certain portfolio investments offset by losses on our forward foreign currency contracts used to hedge investments denominated in foreign currencies.

Net Unrealized Depreciation

For the three and nine months ended September 30, 2008, the net change in unrealized depreciation on the Company’s investments and foreign currency translation was ($44.4) million and ($117.2) million, respectively, versus ($20.2) million and ($22.2) million for the three and nine months ended September 30, 2007.  Net unrealized depreciation was ($174.7) million at September 30, 2008 and ($20.8) million at September 30, 2007.  The net change in unrealized depreciation was a result of a reduction in multiples used to estimate the fair value of our investments and the underperformance of some portfolio companies, particularly Tygem Holdings, Inc., Mattress Giant Corp. and Wastequip, Inc.  Other portfolio investments experienced significant unrealized depreciation as a result of distressed sales by third parties in illiquid markets, which can have a disproportionate effect on the fair value of an illiquid portfolio investment.  Another contributing factor to the increase in unrealized depreciation was market-wide increases in interest yields.  Market-wide movements are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the three and nine months ended September 30, 2008, the net change in net assets from operations was ($18.8) million and ($46.4) million, or ($0.34) per share and ($0.87) per share, respectively, compared to $2.5 million and $32.1 million, or $0.05 per share and $0.74 per share, for the three and nine months ended September 30, 2007.

Liquidity and Capital Resources

At September 30, 2008, we had $61.3 million in cash and cash equivalents, and $491 million in borrowings outstanding and $54 million available for use under our $545 million credit facility, which matures in December 2010.

On October 24, 2008, our Form N-2 shelf registration statement was declared effective by the Securities and Exchange Commission (“SEC”), which will permit us to offer, from time to time, up to $1 billion of our common stock, preferred stock, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities and subscription rights.

In the future, we may raise additional equity or debt capital in the public or private markets or may securitize a portion of our investments.  The primary use of such funds is expected to be investments in portfolio companies, cash distributions to common stockholders and for other general corporate purposes.

As a closed-end investment company regulated as a BDC under the 1940 Act, we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations. On April 24, 2008, our stockholders approved a proposal authorizing us to issue shares of our common stock for a twelve-month period, with the approval of our Board of Directors, at a price below the then-current NAV.  The approval expires on the earlier of April 23, 2009 or on the date of our 2009 Annual Meeting of Stockholders.  Our Board of Directors has adopted a policy to limit our ability to sell common stock at a price below NAV to circumstances in which the price per share of the common stock is equal to 95% or greater of its NAV in effect on the date any such sale is priced.  Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

Certain institutional shareholders beneficially own, in the aggregate, approximately 76.4% of the outstanding shares of our common stock at September 30, 2008.  On December 26, 2008, upon the expiration of a lock-up agreement entered into in connection with our initial public offering, all of the outstanding shares of our common stock owned by such institutions will become available for sale, subject to compliance with applicable securities laws. Sales of substantial amounts of our common stock, or the availability of common stock for sale, could adversely affect the prevailing market price of our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of common stock should we desire to do so.

Dividends

Dividends paid to stockholders for the three and nine months ended September 30, 2008 totaled $23.5 million, or $0.43 per share, and $69.1 million, or $1.29 per share, respectively.  For the three and nine months ended September 30, 2007, dividends paid totaled $21.5 million, or $0.42 per share, and $54.7 million, or $1.26 per share, respectively.  Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code. To maintain our status as a regulated investment company, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We intend to make distributions to our stockholders on a quarterly basis of substantially all of our taxable net investment income.  We also intend to make distributions of net realized capital gains, if any, at least annually.  We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated excess taxable income as required.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 (the “1940 Act”) and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive dividends and distributions at any particular level or at all.

With respect to the dividends paid to stockholders, income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income and accordingly, distributed to stockholders.  For the three and nine months ended September 30, 2008, these fees totaled zero and $2.6 million, respectively.  For the three and nine months ended September 30, 2007, such fees totaled $1.5 million and $5.3 million, respectively.

Dividend Reinvestment and Adoption of New Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, except as described below, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  Dividends reinvested pursuant to our previous dividend reinvestment plan totaled $28.7 million for the nine months ended September 30, 2008, versus $60.6 million for the nine months ended September 30, 2007.  Pursuant to our previous dividend reinvestment plan, the dividend reinvestment price for the dividend paid to stockholders on September 30, 2008 was 95% of the closing market price of our common stock on that date, or $10.9535 per common share, which was less than our net asset value.   Reinvestment at this price resulted in dilution of our net asset value of approximately $0.01 per share at September 30, 2008.

We have adopted, and our Board of Directors has approved, an amended and restated dividend reinvestment plan.  Under the new plan, dividends are permitted to be reinvested only if the reinvestment purchase price equals or exceeds our net asset value on the date of payment, as permitted under SEC guidelines.  If the reinvestment purchase price is below our net asset value, no reinvestment will occur and all dividends will be paid to shareholders in cash.  The reinvestment purchase price under the new plan is the greater of our net asset value or 95% of the closing market price of our common stock on the date of payment.  Our amended and restated dividend reinvestment plan is effective immediately.  Any dividends reinvested under our previous dividend reinvestment plan are not affected.

Share Repurchase Plan

On August 7, 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5 percent (or 1,365,613 shares) of our outstanding shares of common stock from time to time in open market or privately negotiated transactions.  The repurchase plan does not obligate us to acquire any specific number of shares and may be discontinued at any time.  We intend to fund any repurchases with available cash.  The repurchase plan is expected to be in effect through the earlier of September 30, 2009 or until the approved number of shares have been repurchased.  During the three months ended September 30, 2008, we purchased a total of 20,348 shares of our common stock on the open market for $192,264, excluding brokerage commissions.  Through October 31, 2008, we had purchased a total of 245,238 additional shares for $2,145,369, excluding brokerage commissions.  We currently hold the shares we repurchase in treasury.

Notice is hereby given in accordance with Section 23(c) of the 1940 Act that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a web cast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, November 6, 2008 to discuss its third quarter 2008 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 69098617).  A live, listen-only web cast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and web cast will be available for replay by 8:00 p.m. on Thursday, November 6, 2008 and ending at midnight on Thursday, November 13, 2008.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 69098617.  To access the web cast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities

	September 30, 2008 (Unaudited)	December 31, 2007
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,122,335,709 and $1,049,585,229)	$996,248,332	$1,018,013,709
Non-controlled, affiliated investments (amortized cost of $64,337,949 and $66,907,657)	54,876,927	65,412,682
Controlled investments (amortized cost of $42,467,130 and $38,881,854)	—	14,834,395

Total investments at fair value (amortized cost of $1,229,140,788 and $ 1,155,374,470)	1,051,125,259	1,098,260,786
Cash and cash equivalents	61,330,283	5,077,695
Foreign currency at fair value (cost of $742,667 and $10,291)	733,078	10,864
Net unrealized appreciation on forward foreign currency contracts	3,309,690	—
Interest receivable	19,125,247	14,260,266
Dividends receivable	3,425,201	1,796,615
Prepaid expenses and other assets	3,064,093	2,414,954

Total Assets	$1,142,112,851	$1,121,821,180

Liabilities:
Payable for investments purchased	$1,060,000	$—
Net unrealized depreciation on forward foreign currency contracts	—	451,944
Credit facility payable	491,000,000	381,300,000
Interest payable on credit facility	1,226,004	1,508,277
Dividend distributions payable	—	3,310,606
Base management fees payable	5,841,124	5,606,213
Accrued administrative services	262,741	361,118
Other accrued expenses and payables	1,554,092	1,091,153

Total Liabilities	500,943,961	393,629,311

Net Assets:
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 55,670,594 and 52,825,109 issued and 55,650,246 and 52,825,109 outstanding	55,650	52,825
Paid-in capital in excess of par	818,871,595	790,378,102
Distributions in excess of net investment income	(2,463,476)	(5,411,353)
Accumulated net realized gain (loss)	(554,093)	729,635
Net unrealized depreciation	(174,740,786)	(57,557,340)

Total Net Assets	641,168,890	728,191,869

Total Liabilities and Net Assets	$1,142,112,851	$1,121,821,180

Net Asset Value Per Share	$11.52	$13.78

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$35,516,763	$30,901,350	$101,133,085	$85,410,789
Dividends	472,562	369,249	1,257,265	585,317
Other income	16,142	16,500	18,438	34,995
From non-controlled, affiliated investments:
Interest	1,170,717	1,141,468	3,525,042	1,983,094
Dividends	257,618	568,083	994,668	653,925
Other Income	—	—	—	300,000
From controlled investments:
Interest	11,910	951,449	1,085,667	2,801,006
Dividends	—	215,787	—	654,555

Total investment income	37,445,712	34,163,886	108,014,165	92,423,681

Expenses:
Base management fees	5,841,124	5,319,049	16,991,573	13,546,675
Incentive management fees	—	(112,226)	—	9,412,097
Administrative services	261,744	325,608	867,177	804,084
Professional fees	622,532	260,960	1,461,003	803,746
Director fees	82,450	121,688	275,185	251,860
Investment advisor expenses	283,301	218,221	822,150	608,488
Insurance	119,781	112,146	396,217	201,921
Interest and credit facility fees	4,311,893	5,321,907	13,818,524	14,471,228
Amortization of debt issuance costs	149,068	62,819	482,493	207,788
Other	191,941	178,092	840,365	444,533
Expenses before management fee waiver	11,863,834	11,808,264	35,954,687	40,752,420
Base management fee waiver	—	—	—	(2,056,907)
Net expenses	11,863,834	11,808,264	35,954,687	38,695,513

Net Investment Income	25,581,878	22,355,622	72,059,478	53,728,168

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	187,711	860,090	314,350	1,529,132
Non-controlled, affiliated investments	—	—	112,783	—
Foreign currency	(158,501)	(531,262)	(1,710,861)	(923,992)

Net realized gain (loss)	29,210	328,828	(1,283,728)	605,140

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(36,330,023)	(17,055,475)	(94,515,860)	(14,338,411)
Non-controlled, affiliated investments	(1,700,589)	3,898,046	(7,966,047)	3,885,522
Controlled investments	(9,392,438)	(5,653,788)	(18,419,671)	(10,792,963)
Foreign currency translation	3,018,444	(1,407,763)	3,718,130	(970,173)

Net change in unrealized appreciation or depreciation	(44,404,606)	(20,218,980)	(117,183,448)	(22,216,025)

Net realized and unrealized gain (loss)	(44,375,396)	(19,890,152)	(118,467,176)	(21,610,885)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(18,793,518)	$2,465,470	$(46,407,698)	$32,117,283

Net Investment Income Per Share	$0.47	$0.44	$1.34	$1.23

Earnings (Loss) Per Share	$(0.34)	$0.05	$(0.87)	$0.74

Basic and Diluted Weighted-Average Shares Outstanding	54,632,752	51,190,376	53,588,041	43,600,033

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.

# # #